MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., April 29, 2011  – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $207,000 for the three months ended March 31, 2011, compared to $205,000 for the quarter ended March 31, 2010, representing an increase of $2,000 or 1.0%.  For the nine months ended March 31, 2011, the Company reported net income of $542,000, compared to net income of $632,000 for the nine month period ended March 31, 2010, a decrease of $90,000 or 14.2%.  Both reporting periods reflect increased net interest income after provision for loan losses and increased non-interest income, offset by increased levels of non-interest expense.

Net interest income for the three and nine months ended March 31, 2011 increased to $2.8 million and $8.2 million, respectively, from $2.7 million and $7.9 million for the three and nine months ended March 31, 2010.  For the three months ended March 31, 2011, the yield on interest earning assets was 4.74%, a decrease of 23 basis points when compared to the same period in 2010.  For the nine months ended March 31, 2011, the yield on interest earning assets was 4.79%, a decrease of 28 basis points when compared to the same period in 2010.  The average cost of interest-bearing liabilities for the three months ended March 31, 2011 was 1.37%, a decrease of 50 basis points when compared to the same period in 2010.  For the nine months ended March 31, 2011, the average cost of interest-bearing liabilities was 1.46%, a decrease of 64 basis points when compared to the same period in 2010.  The net interest margin increased to 3.48% for the three months ended March 31, 2011, compared to 3.25% for the three months ended March 31, 2010, an increase of 23 basis points.  The net interest margin increased to 3.43% for the nine months ended March 31, 2011, compared to 3.15% for the nine months ended March 31, 2010, an increase of 28 basis points.  The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, both due to the low interest rate environment, resulted in the higher levels of net interest income and net interest margins.  Total interest income decreased for both periods primarily due to a reduction in the net interest yield as volume also decreased during these comparative periods.

The loan loss provision for the three and nine months ended March 31, 2011 was $400,000 and $1.2 million, respectively, compared to $375,000 and $1.1 million for the same periods ended March 31, 2010.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon various quantitative and qualitative factors, which include the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The increase in the provisions for the three and nine month periods ended March 31, 2011, compared to the same periods ended March 31, 2010, reflects the additional provision that were required at March 31, 2011 based on the analysis performed at that time.  The increased provisions recognize the rise in loan delinquencies, non-performing loans and charge-offs directly related to the remaining weaknesses in the overall economy and the housing market.  The Bank had $18.2 million in nonperforming loans as of March 31, 2011 compared to $17.9 million as of March 31, 2010.

Non-interest income for the quarter ended March 31, 2011 totaled $168,000, an increase of $2,000 or 1.2% compared to the same period in 2010.   For the nine months ended March 31, 2011, non-interest income totaled $614,000, an increase of $125,000, or 25.6%, when compared to the same period in 2010.  The increase in non-interest income for the three month reporting period ended March 31, 2011 compared to March 31, 2010, was primarily attributable to an increase in fees and service charges offset by an unrealized loss in the trading security portfolio and a decrease in other income.  The increase for the nine month period ended March 31, 2011 compared to March 31, 2010, was primarily attributable to an increase in fees and service charges, which included $78,000 in fees that were received from the early prepayment of an investment security during the period.

Non-interest expense was $2.2 million for both the three month periods ended March 31, 2011 and March 31, 2010.  For the nine months ended March 31, 2011, non-interest expense totaled $6.7 million, compared to $6.3 million for the nine months ended March 31, 2010, an increase of $463,000 or 7.4%. The primary increase in non-interest expense for the nine month reporting period ended March 31, 2011 compared to March 31, 2010, was primarily attributable to a $159,000 increase in salaries and employee benefits, a $122,000 increase in other real estate expense and a $78,000 increase in non-operating expense.  Occupancy and equipment, directors’ compensation and FDIC expense also increased, while advertising and service bureau expenses reflected slight decreases for the nine month period ended March 31, 2011 compared to the nine month period ended March 31, 2010.

Total assets decreased to $349.5 million at March 31, 2011, from $358.7 million at June 30, 2010, primarily due to a decrease of $8.9 million in loans receivable, net.  Deposits were $286.5 million at March 31, 2011, down $9.9 million compared to $296.4 million at June 30, 2010.  The decrease in deposit balances was primarily due to the Bank lowering its offering rates.  FHLB advances were $20.0 million at both March 31, 2011 and June 30, 2010.  Stockholders’ equity was $40.6 million at March 31, 2011, compared to $40.0 million at June 30, 2010.  The increase in shareholders’ equity was primarily due to earnings for the nine months ended March 31, 2011.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF”.  The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
                     Michael Shriner, Executive Vice President
                     908-647-4000
                     mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At March 31,	At June 30,
	2011	2010

Total assets	$349,491	$358,743

Cash and cash equivalents	22,035	21,144

Loans receivable, net	256,894	265,814

Securities held to maturity	46,769	47,477

Deposits	286,476	296,401

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,579	39,968

Summary of Operations:
	For the Nine		For the Three
	Months Ended		Months Ended
	At March 31,	At March 31,	At March 31,	At March 31,
	2011	2010	2011	2010

Total interest income	$11,505	$12,737	$3,776	$4,175

Total interest expense	3,272	4,822	1,007	1,442

Net interest income	8,233	7,915	2,769	2,733

Provision for loan losses	1,225	1,125	400	375

Net interest income after provision
for loan losses	7,008	6,790	2,369	2,358

Noninterest income	614	489	168	166

Noninterest expense	6,723	6,260	2,203	2,195

Income before taxes	899	1,019	334	329

Income tax provision	357	387	127	124

Net income	$542	$632	$207	$205

Net income per common share:

basic and diluted	$0.11	$0.12	$0.04	$0.04

Weighted average number of shares of common stock	5,041,098	5,117,788	5,041,110	5,107,614
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	At March 31,	At March 31,	At March 31,	At March 31,
	2011	2010	2011	2010

Return on average assets (ratio of net income
to average total assets)	0.20%	0.23%	0.24%	0.23%

Return on average equity (ratio of net income
to average equity)	1.79	2.07	2.04	2.03

Net interest rate spread	3.33	2.97	3.37	3.10

Net interest margin on average interest-earning
assets	3.43	3.15	3.48	3.25

Average interest-earning assets to average
interest-bearing liabilities	107.28	109.46	108.50	109.18

Operating expense ratio (noninterest expenses
to average total assets)	2.54	2.31	2.53	2.43

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	75.99	74.49	75.01	75.72

	(Unaudited)
	At or For the
	Nine Months Ended,
	At March 31,	At March 31,
	2011	2010
Asset Quality Ratios:

Non-performing loans to total loans	6.88%	6.37%

Non-performing assets to total assets	5.31	5.09

Net charge-offs to average loans outstanding	0.21	0.10

Allowance for loan losses to non-performing loans	17.96	14.76

Allowance for loan losses to total loans	1.24	0.94

Capital Ratios:

Equity to total assets at end of period	11.61%	11.06%

Average equity to average assets	11.44	11.28

Number of Offices	5	5